CONTACTS:	Investor Relations Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com
EXHIBIT 99.1
FOR IMMEDIATE RELEASE

TRESTLE ANNOUNCES LETTER OF INTENT TO ACQUIRE THE ASSETS OF INTERSCOPE TECHNOLOGIES

Companies plan to leverage strengths and accelerate Trestle’s move into pathology workflow solutions and services

Irvine, December 14th, 2004 - Trestle Holdings Inc. (TLHO.OB) announced today that it has entered into a non-binding Letter of Intent to acquire the assets of Interscope Technologies, Inc. in exchange for Trestle stock. The acquisition is subject to the execution of definitive agreements and certain other conditions, including customary closing conditions.

“Interscope Technologies has been developing key software applications for improving the workflow of clinical and biopharma pathology, especially in data management applications for use in anatomic pathology, toxicology and genomic environments. These applications support the direction Trestle has embarked on to deliver integrated solutions and services to pathologists working in clinical and drug development applications,” said Maurizio Vecchione, Trestle’s CEO. “With this acquisition we expect to accelerate the deployment and scaling of such solutions, specifically for our newly announced ePathNet ™ family of services. Interscope workflow products should allow us to increase our range of applications”.

Anthony Taddey, CEO of Interscope Technologies, commented, “This transaction will create an integrated solutions provider that should be positioned to deliver scalable services throughout the clinical and biopharma markets. We believe that the combination of Trestle’s market leadership and existing telepathology solutions combined with Interscope’s new workflow solutions and systems should prove to be compelling for our customers”.

About Interscope Technologies, Inc.

InterScope Technologies, Inc. is a privately held company located in Wexford, PA. It was founded in 1998 by Dr. Michael Becich and other staff pathologists associated with University of Pittsburgh Medical Center. Its product suite includes a range of integrated slide imaging, case flow and clinical data management applications for use in anatomic pathology, toxicology and genomic environments by clinical, research and educational institutions.

About Trestle Holdings, Inc.

Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.
Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

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